Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

Praxair Retirement Savings Plan

Danbury, Connecticut

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 22, 2018, relating to the financial statements and supplemental schedule of Praxair Retirement Savings Plan (the Plan) appearing in the Plan’s Annual Report on Form 11-K for the year ended December 31, 2017.

/s/ BDO USA, LLP

Philadelphia, Pennsylvania

October 31, 2018

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.